Exhibit 99.2

Community Health Systems, Inc. Announces Pricing of Upsized Senior Notes Offering

FRANKLIN, Tenn.—(BUSINESS WIRE)—March 8, 2012— Community Health Systems, Inc. (the “Company”) (NYSE: CYH), announced today that on March 7, 2012 its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), priced an offering of $1.0 billion aggregate principal amount 8.00% senior notes due 2019 at an issue price of approximately 102.5% (the “New Notes”). The size of the offering was increased by $250 million aggregate principal amount of New Notes subsequent to the initial announcement of the proposed offering. The New Notes will be senior obligations of the Issuer and will be guaranteed on a senior basis by the Company and by certain of the Issuer’s and the Company’s domestic subsidiaries.

The sale of the New Notes is expected to be consummated on or about March 21, 2012, subject to customary closing conditions. The Company intends to use the net proceeds of the offering to finance the purchase of up to $850 million of the Issuer’s approximately $1,784 million outstanding aggregate principal amount of 8 7/8% Senior Notes due 2015, to pay related fees and expenses and for general corporate purposes.

The New Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 134 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release regarding the proposed transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Community Health Systems, Inc.

Community Health Systems, Inc.

W. Larry Cash, 615-465-7000

Executive Vice President

and Chief Financial Officer